EXHIBIT 11.8

Re:       Walker Wingsail America, Inc.
          File No. 000-27274

                      FINAL AMENDMENT TO SCHEDULE 14D-1
                          TENDER OFFER DISCLOSURES
                       BY WALKER WINGSAIL SYSTEMS plc
                       FOR TENDER OFFER FOR THE EQUITY
                 SECURITIES OF WALKER WINGSAIL AMERICA INC.

      The following information is provided as a First and Final Amendment to its Schedule 14D-1, filed on July 17, 1997 by Walker Wingsail Systems plc, as required by Rule 14d-6 adopted by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 and Regulation 14D promulgated thereunder:

The identity of the bidder for the equity securities of Walker Wingsail America Inc. is Walker Wingsail Systems plc.

The identity of the subject company is Walker Wingsail America, Inc.

By this tender offer, Walker Wingsail Systems plc sought to buy 2,386,680 shares of the common stock of Walker Wingsail America Inc. issued and outstanding, which constitutes all of the common stock of said company. The consideration for the purchase of the aforesaid stock was the exchange of two Ordinary Shares of Walker Wingsail Systems plc for every one share of the common stock of Walker Wingsail America Inc.

The tender offer terminated on July 31, 1997 and the exchange of shares occurred on September 1 through 4, 1997, respectively (see attached Summary Schedule).

No material changes in the items to the Schedule 14-D1 occurred;
accordingly, no additional disclosures have been made.

Securities deposited pursuant to this tender offer during the period that the offer remained open consisted of 2,237,066 shares of the common stock of Walker Wingsail America Inc. (the "Tendered Common Stock"). The Tendered Common Stock consisted of (i) 1,343,654 shares tendered by non-affiliated shareholders of Walker Wingsail America Inc. and (ii) 893,412 shares tendered by affiliated shareholders of Walker Wingsail America Inc. The affiliated shareholders consisted of Mr. John Walker and Mrs. Jean Walker, the founders of both Walker Wingsail Systems plc and Walker Wingsail America Inc., who hold a controlling interest in Walker Wingsail Systems plc. Pursuant to the terms of the offer, 2,687,308 shares of the Ordinary Shares of Walker Wingsail Systems plc were exchanged for the 1,343,654 shares of Tendered Common Stock of the non-affiliated shareholders of Walker Wingsail America Inc. With respect to Mr. and Mrs. Walker, 893 412 shares of Walker Wingsail Systems plc were exchanged (on a one for one basis) for their Tendered Common Stock. Finally, an additional 90,250 shares of the Ordinary Shares of Walker Wingsail Systems plc were issued to certain non-affiliated shareholders of Walker Wingsail America Inc., who had purchased shares of the common stock of Walker Wingsail America Inc. at higher prices than the remaining non-affiliated shareholders.